Exhibit 99.1

Net 1 Appoints Two New Directors to its Board

JOHANNESBURG, December 1, 2020 - Net 1 UEPS Technologies, Inc. ("Net1" or the "Company") (Nasdaq: UEPS; JSE: NT1) today announced that it has appointed Messrs. Javed Hamid and Monde Nkosi as independent non-executive directors to its board effective December 1, 2020.

"I am very pleased to welcome Javed and Monde to our Board," said Mr. Jabu Mabuza, Net1's Chairman. "They bring broad global experience and expertise in banking, technology, investment management, risk management and governance to Net 1 which will be invaluable as we expand our payments, financial services and technology operations in South Africa to address the needs of our unbanked citizens and businesses."

Mr. Hamid is currently a senior advisor to the International Executive Service Corps and held various positions with the International Finance Corporation ("IFC"), a member of the World Bank Group, and a major shareholder in Net1, from 1979 through to 2006. He has extensive international banking, investment and project finance experience and a strong background in investing in emerging markets, structuring investments, managing international investment portfolios, and providing technical assistance to companies in developing countries. He has a keen interest in sustainable development and corporate governance issues. Mr. Hamid holds a Master of Business Administration, from Harvard Business School, a Master of Arts from the University of Cambridge, a Bachelor of Arts in Economics, from the University of Cambridge and a Bachelor of Arts in Economics, Mathematics and Statistics, from the University of Punjab.

In terms of Net1's policy agreement with the IFC, it has the right to nominate one independent director to the board of the Company. The IFC has advised the Company that it regards Mr. Hamid as the independent director nominated by them under the agreement.

Mr. Nkosi is an executive director of Value Capital Partners ("VCP"), which is a leading South African investment company and major shareholder in Net1. He was previously on the investment team of FFL Partners, a San Francisco-based private equity firm managing more than $2 billion. Prior to that, Mr. Nkosi was a management consultant at Bain & Company, focused on financial services and telecommunications clients across Sub-Saharan Africa. Mr. Nkosi holds a Bachelor of Business Science from the University of Cape Town, a Master of Arts in Education from the Stanford Graduate School of Education, and an MBA from the Stanford Graduate School of Business.

About Net1 (www.net1.com)

Net1 is a South African-focused financial technology company with a presence in Africa, Asia and Europe. Net1 utilizes its proprietary banking and payment technology to distribute low-cost financial and value-added services to underserved consumers and small businesses. The Company also provides transaction processing services, including being a payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:
Dara Dierks

Managing Director - ICR

Email: net1IR@icrinc.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com